Mirion Announces Completion of Redemption of its Outstanding Public Warrants
ATLANTA – May 23, 2024 – Mirion ("we" or the "Company") (NYSE: MIR), a global provider of radiation detection, measurement, analysis and monitoring solutions to the medical, nuclear, defense, and research end markets, today announced that it completed the redemption of its outstanding publicly traded warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), that remained outstanding at 5:00 pm New York City time on Monday, May 20, 2024 (the “Redemption Date”), for a redemption price of $0.10 per Public Warrant (the “Redemption Price”).
On April 18, 2024, Mirion issued a press release stating that, pursuant to the Warrant Agreement dated as of June 29, 2020 (the “Warrant Agreement”), by and between Mirion (f/k/a GS Acquisition Holdings Corp II) and Continental Stock Transfer & Trust Company, as warrant agent, it would redeem all of its Public Warrants that remained outstanding following 5:00 pm New York City Time on the Redemption Date at the Redemption Price. Of the 18,749,779 Public Warrants that were outstanding as of March 31, 2024, 2,131 were exercised for cash at an exercise price of $11.50 per Common Share in exchange for an aggregate of 2,131 Common Shares and 18,074,285 were exercised on a cashless basis in exchange for an aggregate of 3,976,287 Common Shares, in each case in accordance with the terms of the Warrant Agreement, representing approximately 96.4% of the outstanding Public Warrants in the aggregate. A total of 673,363 Public Warrants remained unexercised as of the Redemption Date, and the Company redeemed those Public Warrants for an aggregate redemption price of $67,336.30. Following the Redemption Date, the Company had no Public Warrants outstanding. The 8,500,000 warrants to purchase Common Shares that were issued under the Warrant Agreement in a private placement simultaneously with Mirion’s (f/k/a GS Acquisition Holdings Corp II) initial public offering and still held by the initial holders thereof or their permitted transferees remain outstanding and are not affected by the redemption of the Public Warrants.
In connection with the redemption, the Public Warrants ceased trading on the New York Stock Exchange (“NYSE”) and were delisted, with the suspension of trading effective before market open on May 20, 2024. The Common Shares continue to trade on NYSE under the symbol “MIR”.
Additional information can be found on Mirion’s Investor Relations website: https://ir.mirion.com/
About Mirion
Mirion (NYSE: MIR) is a global leader in radiation safety, science and medicine, empowering innovations that deliver vital protection while harnessing the transformative potential of ionizing radiation across a diversity of end markets. The Mirion Technologies group provides proven radiation safety technologies that operate with precision – for essential work within R&D labs, critical nuclear facilities, and on the front lines. The Mirion Medical group solutions help enhance the delivery and ensure safety in healthcare, powering the fields of Nuclear Medicine, Radiation Therapy QA, Occupational Dosimetry, and Diagnostic Imaging. Headquartered in Atlanta (GA – USA), Mirion employs approximately 2,700 people and operates in 12 countries. Learn more at mirion.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Mirion securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate”, “expect”, “hope”, “intend”, “may”, “might”, “should”, “would”, “will”, “understand” and similar words are intended to identify forward looking statements. These forward-looking statements include, but are not limited to, statements regarding redemption of the warrants. Further information on risks, uncertainties and other factors that could affect our financial results are included in the filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other periodic reports filed or to be filed with the SEC.

You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For investor inquiries:
Jerry Estes
ir@mirion.com
For media inquiries:
Erin Schesny
media@mirion.com